Prospectus Supplement No. 6

Filed Pursuant to Rule 424(b)(3)

File No. 333-273359

SeaStar Medical Holding Corporation

3513 Brighton Blvd,

Suite 410

Denver, CO 80216

(844) 427-8100

Prospectus Supplement No. 6

(to the Prospectus dated August 10, 2023)

This Prospectus Supplement No. 6 supplements and amends the prospectus dated August 10, 2023, as amended by Prospectus Supplement No. 1 dated August 15, 2023, by Prospectus Supplement No. 2 dated August 15, 2023, Prospectus Supplement No. 3 dated August 15, 2023, Prospectus Supplement No. 4 dated September 12, 2023 and by Prospectus Supplement No. 5 dated September 14, 2023 (the “Prospectus”), relating to the sale from time to time of up to 1,096,972 shares of our common stock by a selling shareholder.

On September 20, 2023, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq Stock Market under the symbol “ICU”. On September 25, 2023, the last reported sale price of our common stock was $0.18 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus dated August 10, 2023. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 6 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is September 26, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2023

SeaStar Medical Holding Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd, Suite 410 Denver, Colorado	80216
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 427-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.0001 per share	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed in a current report on Form 8-K filed by SeaStar Medical Holding Corporation (the “Company”) on September 8, 2023 with the Securities and Exchange Commission (the “SEC”), at a special meeting of stockholders held on September 6, 2023, the Company’s stockholders approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of the Company’s common stock from 100,000,000 shares to 500,000,000 shares (the “Authorized Shares Increase”).

On September 19, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Charter (the “Charter Amendment”) to effect the Authorized Shares Increase. The Charter Amendment is filed herewith as Exhibit 3.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of SeaStar Medical Holding Corporation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaStar Medical Holding Corporation

	By:	/s/ Eric Schlorff
Date: September 20, 2023	Name:	Eric Schlorff
	Title:	Chief Executive Officer

Certificate of Amendment

of

Third Amended and Restated Certificate of Incorporation

of

SeaStar Medical Holding Corporation

SeaStar Medical Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.The name of the Corporation is SeaStar Medical Holding Corporation.

2.The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by restating the first sentence of Article IV, Section 4.1 in its entirety as follows:

“Authorized Shares. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 510,000,000 shares, consisting of: (a) 500,000,000 shares of common stock (the “Common Stock”) and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).”

3.The foregoing amendment has been duly adopted by the board of directors of the Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon at the special meeting of stockholders of the Corporation held on September 6, 2023 pursuant to Sections 141 and 242 of the DGCL.

4.This Certificate of Amendment shall be effective on September 19, 2023 at 5:00 p.m. Eastern Time.

IN WITNESS WHEREOF, SeaStar Medical Holding Corporation has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this day of September 19, 2023.

/s/ Eric Schlorff
Chief Executive Officer